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                                                                   Exhibit 23.03




INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-106725 of Acusphere, Inc. of our report dated August 9, 2002, except for
Note 7, as to which the date is July 1, 2003, relating to the financial statements of Acusphere Newco, Ltd. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Acusphere Newco, Ltd.'s ability to continue as a going concern) appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
August 4, 2003